EXHIBIT 10.2

MEMOMORANDUM OF AGREEMENT

Norwegian Shipbroker’s Association’s Memorandum of Agreement for sale and purchase of ships adopted by the Baltic and international maritime council (BIMCO) in 1956
Code name SALEFORM 1987
Revised 1966, 1983 and 1986

FIRST ORIGINAL OF TWO

Dated: 14 June 2006

A.P.Moller - Maersk A/S, Esplanaden 50, 1098 Copenhagen K, Denmark
hereinafter called the Sellers, have to-day sold, and

Marzia Shipping Limited
Mareva House
4 george Street
Nassau
Bahamas

MC Shipping Inc., 12 Par-la-ville road, Hamilton, HM CX, Bermuda guarantee the performance of Marzia Shipping Limited hereinafter called the Buyers, have to-day bought

LPG/C “HANS MAERSK”
hereinafter called the Vessel

Classification: Lloyds Register
Built: 1993	By: Hyundai Heavy Industries Co. Ltd.
Flag: Danish	Place of Registration: Hellerup
Call Sign: OWQF5	~~Register~~ Tonnage: GT 18,360/NT 5,508
~~Register~~ IMO Number: 9034690
on the following conditions:

1. Price
Price: USD 40,000,000 (United States Dollars Forty Million) hereinafter called the Purchase Money, net in cash

2. Deposit
As security for the correct fulfillment of this contract ~~the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Money within banking days from the date of this Agreement. This deposit shall be deposited with~~
10 (ten) percent of the Purchase Money is to be deposited by the Buyers into a joint interest bearing account n° 60308186 in the names of the Buyers and the Sellers at HSBC Bank, 8 Canada Square, London E14 5HQ, United Kingdom within 3 (three) banking days after this agreement has been signed on fax by both parties, which not to be unduly delayed. Interest if any to be credited to the Buyers.
Costs for such joint interest bearing account and closing at HSBC Bank to be shared equally between the Buyers and the Sellers.
Documentary closing to take place in London.
~~and held by them in a joint account for the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3. Payment
The 10 (ten) percent deposit shall be released and the 90 (ninety) percent of the ~~The~~ said Purchase Price shall be paid in full free of bank charges to Citibank, N.A.; London Branch, Citigroup Centre, Canary Wharf, London, Account number: 000 308 6615, SWIFT: CITIGB2L, account holder: A.P.Moller - Maersk A/S.
on delivery of the Vessel, but not later than 3 banking days after the Vessel is ready for delivery and written ~~or telexed~~ notice thereof has been given to the Buyers by the Sellers.

4. Inspections
The Buyers have physically inspected the vessel in Naples, Italy between 20-21 March 2006 and have accepted the vessel.
The Buyers have inspected the vessel’s class records with Det Norske Veritas and have accepted same.
This agreement is thus not subject to any further inspections.
~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~
~~The Sellers shall provide for inspection of the Vessel at/in~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause such delay, they shall compensate the Sellers for the losses thereby incurred.~~
~~The Buyers shall inspect the Vessel afloat without opening up and without cost to the Sellers. During the inspection, the Vessel's log books for engine and deck shall be made available for the Buyers’ examination. If the Vessel is accepted after such afloat inspection, the purchase shall become definite, except for other possible subjects in this contract provided the Sellers receive written or telexed notice of acceptance from the Buyers within 48 hours after completion of such afloat inspection. Should notice of acceptance of the Vessel's classification records and of the vessel not be received by the Sellers as aforesaid, the deposit shall immediately be released to the Buyers, whereafter this Agreement shall be considered null and void.~~

5. Place and time of delivery
The Vessel shall be delivered to / and taken over ~~at/in~~ by the Buyers safely afloat at a safe berth / anchorage in one safe port in the Sellers’
~~Expected time of delivery:~~
Date of cancelling (see Clause 14): 31 July 2006 in the buyers’s option.
~~The Sellers shall keep the Buyers well posted about the vessel’s itinerary and estimated time and place of drydocking.~~
~~Should the Vessel become a total or constructive loss before delivery the deposit shall immediately be released to the Buyers and the contract thereafter considered be null and void.~~
The Sellers are to keep the Buyes updated on the vessel’s position with regard to the anticipated delivery date/place, and forward to the Buyers 30/20/15/10/5 and 3 days approximate notice of delivery.

6. No Drydocking (see clause 16)
~~In connection with the delivery the Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the bottom and other underwater parts below the Summer load line. If the rudder, propeller, bottom or other underwater parts below the Summer load line to be found broken, damaged or defective so as to affect the Vessel's clean certificate of class, such defects shall be made good at the Sellers' expense to 1) satisfaction without qualification on such underwater parts2).~~
~~Whilst the vessel is in drydock, and if required by the Buyers or the representative of the Classification Society, the Sellers shall arrange to have the tail end shaft drawn. Should same be condemned or found defective so as to affect the vessel’s clean certificate of class, it shall be renewed or made good at the Sellers’ expense to the Classification Society satisfaction without qualification.~~
~~The expenses of drawing and replacing the tail end shaft shall be borne by the Buyers unless the Classification Society requires the tail end shaft to be drawn, unless the Classification Society requires the tail end shaft to be drawn (whether damaged or not), renewed or made good in which event the Sellers shall pay these expenses.~~

~~The expenses in connection with putting the vessel in and taking her out of drydock, including drydock dues and the Classification Surveyor's fees shall be paid by the Sellers if the rudder, propeller, bottom, or other underwater parts below the Summer load line or the tail end shaft be found broken, damaged or defective as aforesaid or if the Classification Society requires the tail end shaft to be drawn (whether damaged or not). In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~
~~During the above mentioned inspections by the Classification Society the Buyers' representative shall have the right to be present in the drydock, but without interfering with the Classification Surveyor’s decisions.~~
~~The Sellers shall bring the vessel to the drydock and from the drydock to the place of delivery at their own expense.~~

7. Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board including all broached/unbroached stores and provisions ~~and on shore.~~ All spare parts and spare equipment ~~including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any~~, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order to be excluded. ~~Forwarding charges, if any, shall be for the Buyers' account.~~ The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall become the Buyers’ property ~~of the Buyers~~. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.
There is no spare tail-shaft or spare propeller included in the sale.
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. ~~Captain's,~~ Master’s, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items:

-	log books for deck/engine, however the Buyers can have copies of same as far back as available in the Sellers’ record system.
-	Unitor bottles
-	Slop chest
-	Pictures and paintings in the Sellers’ option
-	Documents directly related to present ownership
-	Documents which have to be returned to the authorities
-	All forms etc. which are related to the present ownership
-	The vessel’ maintenance system for hull and machinery, however the Buyers have the right to have printout of vessel’s recent history.
-	Computer software for pc’s either developed by or licensed to the Sellers, except loadmaster computer which is included in the sale
-	Ship’s bell, however, the Sellers undertake to replace the same at their cost
-	Digital cameras and mobile telephones
-	All hired and rented equipment

Included items are:
-	sea paint stocks
-	welfare equipment to be included except personal belongings
-	EPIRB to be included, the Buyers will have to amend the signal upon delivery.
-	Administrative LAN server to be included. The Sellers will delete all information and software before delivery.

The Buyers shall take over remaining unused lubricating oils (broached or unbroached in tanks or drums) at the time of delivery paying Oil Major’s list prices in the port of delivery at the time of delivery less 45% percent discount.

The ~~Buyers shall take over the~~ remaining bunkers are excluded from the sale and remain the Sellers’ property~~, unused lubricating oilsand unused stores and provisions and pay the current net market price at the port and date of delivery of the Vessel.~~
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Money.

8. Documentation
In exchange for payment of the Purchase Money the Sellers shall furnish the Buyers with ~~legal Bill of Sale~~ all delivery documentation that may be reasonably required by the Buyers for the transfer of tiltle/flag ~~of the said vessel free from all encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalized by the consul together with a certificate stating the vessel is free from registered encumbrances. On delivery of the vessel the Sellers shall provide for the deletion of the vessel from the Registry of Vessels and deliver a certificate of deletion to the Buyers. The deposit shall be placed at the disposal of the Sellers as well as the balance of the Purchase Money, which shall be paid as agreed together with payment for items mentioned in clause 7 above.~~
The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates as well as all plans etc., which are on board the Vessel. Other technical documentation which may be in the Sellers’ possession shall promptly upon the Buyers’ instructions be forwarded to the Buyers at the Buyers’ cost.
The Sellers may keep the log books but the Buyers to have the right to take copies of same.

9. Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any other debts whatsoever. Should any claims which have been incurred prior to the time of delivery be made against the vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims.

10. Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery
The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this contract, she shall be delivered and taken over as she was ~~is~~ at the time of inspection, normal ~~fair~~ wear and tear excepted.
However, the Vessel shall be delivered with present class maintained, free of conditions ~~recommendations~~ of class, free of average damage affecting maintenance of class with her hull and machinery continuous survey cycle fully up to date. Class and national and international trading certificates valid and unextended for minimum 6 (six) months at the time of delivery. The Sellers shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawal of the vessel’s class or to the imposition of a recommendation to her class.

12. Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel ~~and alter funnel markings.~~ to the Sellers nominated Maersk name at their expense and time prior to leaving the port of delivery. The Buyers undertake to change the blue hull colour and funnel markings and the nominated Maersk name at the next drydocking or next convenient place whichever comes first at the Buyers time and expense However always no later than redelivery under the Time Charter Agreement to A.P. Moller - Maersk A/S.

13. Buyers' default
Should the deposit not be paid as aforesaid, the Sellers have the right to cancel this contract, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest at the rate of ~~12%~~ 8% per annum.
Should the Purchase Money not be paid as aforesaid, the Sellers have the right to cancel this contract, in which case the amount deposited together with interest earned, if any, shall be forfeited to the Sellers. If the deposit does not cover the Sellers’ losses, they shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest at the rate of ~~12%~~ 8% per annum.

14. Sellers' default
Should the Sellers fail to execute a legal transfer or to deliver the vessel with everything belonging to her in the manner and within the time specified herein ~~in line 38~~, the Buyers shall have the right to cancel this contract in which case the deposit in full shall be returned to the Buyers together with interest at the rate of 8% ~~12%~~ per annum. The Sellers shall make due compensation for the losses caused to the Buyers by failure to execute a legal transfer or to deliver the vessel in the manner and within the time specified herein ~~in line 38~~ , if such are due to the proven negligence of the Sellers.

15. Arbitration
If any dispute should arise in connection with the interpretation and fulfillment of this contract, same shall be decided by arbitration in the city of 3) London governed by English law and shall be referred to a single Arbitrator to be appointed by the parties hereto. If the parties cannot agree upon the appointment of the single Arbitrator, the dispute shall be settled by three Arbitrators each party appointing one Arbitrator, the third being appointed by 4) the London Maritime Arbitrators’s Association in London.
If either of the appointed Arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new Arbitrator in his place.
If one of the parties fails to appoint an Arbitrator either originally or by way of substitution for two weeks after the other party having appointed his Arbitrator has sent the party making default notice by mail, cable or telex to make the appointment, the party appointing the third Arbitrator shall, after application from the party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the party making default.
The award rendered by the arbitration court shall be final and binding upon the parties and may if necessary be enforced by the Court or any other competent authority in the same manner as a judgment in the Court of Justice.
The Contract shall be subject to the law of the country agreed as place of arbitration.

Clauses 16 - 19 all inclusive as attached hereto shall form an integral part of this agreement.

For the Sellers:	For the Buyers:
AP Moller - Maersk A/S	Marzia Shipping Limited

The Guarantor
MC Shipping Inc.

1)	The name of the Classification Society to be inserted.
2)	Notes, if any, in the Surveyor’ s report which are accepted by the Classification Society without qualification are not to be taken into account.
3)	The place of arbitration to be inserted. If this line is not filled in, it is understood that arbitration will take place in London in accordance with English law.
4)	If this line is not filled in it is understood that the third Arbitrator shall be appointed by the London Maritime Arbitrators’ Association in London.

This document is a computer generated SALEFORM 1987 Memorandum of Agreement printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd SSL). Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, ad which is not clearly visible, then the original approved document shall apply. The Norwegian Shipbrokers’ Association and SSL assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

FIRST ORIGINAL OF TWO

Additional Clauses to Memorandum of Agreement dated 14 June 2005

“HANS MAERSK”

Clause 16	No Drydocking /Divers’ Inspection

No drydocking, but prior to delivery of the vessel, the Buyers have the right to arrange at their risk and expense an inspection of the vessel’s underwater parts by a class approved diver.

If the visibility underwater at the delivery port is considered insufficient by the diver(s) for the inspection to be carried out sufficiently, then the Sellers shall at their expense shift the vessel to waters in / outside port of delivery where water is suitable for the aforesaid underwater inspection to be carried out.

Should any damage be found to the vessel’s underwater parts that will impose a condition of the vessel’s present class then:

1.
In case class imposes a condition but does not require drydocking before next scheduled drydocking, the Sellers shall pay to the Buyers the estimated cost to repair such damage in a way which is acceptable to class which to be the direct cost to repair such damage only, as per average quotation by two reputable independent repair yards in the vessel’s trading area, one chosen by the Sellers and one chosen by the Buyers. The amount agreed shall be deducted from the balance of the Purchase Money at the time of delivery.

2.
In case class requires the vessel to be drydocked before next scheduled drydock, the Sellers shall drydock the vessel at their expense prior to delivery of the vessel to the Buyers and repair same to class satisfaction free of conditions/average damage.

The decision of the classification society as to whether underwater damage, if any, will impose any condition of class shall be final and binding on both parties.

In the event the vessel is required to be drydocked, the Sellers have the right to take the vessel from the intended delivery port and proceed directly, in ballast, to a port in Sellers’ option for the aforesaid drydocking / repairs to take place. The cancelling date shall be extended per day pro rata for the extra time taken to deliver the vessel due to ballasting / drydocking / repairs to be carried out to class’ satisfaction in accordance with this agreement. Any extension of cancelling date not to exceed 7 (seven) weeks more than those agreed. If suitable drydocks in vicinity of the intended delivery port are occupied resulting in unreasonable waiting time the Sellers shall have the option to fix the vessel for the shortest possible loaded voyage positioning the vessel for later drydock availability. It is to be understood that this is purely for positioning for drydocking. Such option only provided damage/ class allow intermediate trading of the vessel in such case the cancelling date shall be extended to cover such laden voyage plus subsequent time required for positioning /drydocking/repairs - extensions on cancelling dates to be maximised to 7 (seven) weeks.

The Buyers have the right to attend the vessel at the drydock. The Buyers’ right to clean/paint and carry out other works whilst the vessel is in drydock at the Buyers’ risk and expense provided not interfering in the Sellers’ work and the Buyers’ work always subject to the Sellers’ superintendents’ supervision/directions.

In the event that the Buyers’ works are not completed prior to the time the Sellers have completed their required works, then the Sellers have the right to tender notice of readiness whilst the vessel is still in drydock provided they are in all respects ready to deliver the vessel in accordance with this contract. Should the Buyers’ works still not be completed and the vessel is unable to leave drydock due to the Buyers’ works within 3 (three) banking days after the Sellers have tendered a valid notice of readiness, then the Buyers shall take delivery and pay for the vessel whilst remaining in drydock. Costs for docking/undocking shall be for the Sellers’ account. However, any extra time spent in drydock after valid notice of readiness tendered by the Sellers shall be for the Buyers’ account.

Clause 17	Representatives

Once the MoA has been signed and the 10% (ten) per cent deposit lodged the Buyers to have the right to place on board until delivery 2 (two) persons for familiarization purposes and without interfering in the vessel’s operation.

The Buyers’ representatives are to sign the Sellers’ indemnity declaration for prior to embarkation.

In any event the Buyers’ representatives are to board the vessel earliest 45 (forty five) days prior to the delivery of the vessel.

Clause 18	Entire Agreement

This Agreement constitute the only and entire agreement between the parties and supersede and replace any prior written or oral agreements, representations, statements or understandings between the Buyers and the Sellers relating to its subject matters.

Each party confirms that it has not entered into this Agreement on the basis of any representation or statement which is not expressly incorporated into this Agreement. Without limiting the generality of the foregoing, neither party shall have any remedy in respect of any untrue representation or statement made to him upon which he may have relied in entering into this Agreement, and a party’s only remedy is for breach of contract. However, nothing in this Agreement purports to exclude liability for any fraudulent statement or act.

This Agreement shall not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an addendum in writing signed by a duly authorized representative of each of the parties to this Agreement.

Clause 19	Private & Confidential

This Agreement is to be kept strictly private and confidential. However, should despite the efforts of all parties involved details of the sale become known or reported to the market, neither the Sellers not the Buyers are to have the right to withdraw from the Agreement or fail to fulfill all their obligations under the agreed contract.

Subject to Sellers preview and approval, Buyers are allowed to release any information as required by the rules and regulations under stock listing in the US.

This Agreement has been drawn up and executed in 2 (two) originals, 1 (one) of which is to be retained by the Sellers and 1 (one) of which is to be retained by the Buyers.